Exhibit 99.1

MAX RE CAPITAL LTD. ANNOUNCES FIRST QUARTER NET INCOME AND UPDATE OF AUDIT AND RISK MANAGEMENT
COMMITTEE INVESTIGATION

Hamilton, Bermuda, May 1, 2006 - Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) announced today that the Audit and Risk Management Committee has not yet completed its previously announced internal investigation. Consequently, KPMG, the Company’s auditors, have not completed their Statement of Auditing Standards 100 review of financial information for the first three months of 2006. The Company believes, subject to the results of the investigation and KPMG’s SAS 100 review, its net income for the three months ended March 31, 2006 is $74.2 million, or $1.17 per diluted share.

The Company continues to believe that if, as a result of the Audit and Risk Management Committee’s investigation, a restatement were determined to be necessary, that the cumulative effect to retained earnings at December 31, 2005 would be not more than approximately $50 million.

As previously reported, the Audit and Risk Management Committee has contacted the Securities and Exchange Commission in connection with the Company’s internal investigation. Notwithstanding the Company’s current belief, there can be no assurance that the internal investigation (which is addressing the accounting for certain other contractual features in addition to the risk transfer issues of the three finite risk contracts identified in the March 24, 2006 press release), the SAS 100 review or any SEC inquiry or review will not result in material changes to retained earnings as of December 31, 2005 or net income for the quarter ended March 31, 2006 or to information contained in the Company’s past SEC filings, including financial statements and financial information.

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers customized insurance and reinsurance solutions to property and casualty insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans and prospects from the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the final conclusion of the Audit and Risk Management Committee’s investigation could result in a restatement of the Company’s financial statements for the years ending December 31, 2001 through 2005 and the risk that the Securities and Exchange Commission may take a different view than that taken by the Audit and Risk Management Committee. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

Keith S. Hynes
Executive Vice President & Chief Financial Officer
441-296-8800
keithh@maxre.bm

N. James Tees
Senior Vice President & Treasurer
441-296-8800
jimt@maxre.bm